Exhibit 21

SUBSIDIARIES OF JOHN WILEY & SONS, INC. (1)
As of April 30, 2022

Jurisdiction In Which Incorporated

Wiley edu, LLC	Delaware
Wiley Periodicals LLC	Delaware
Inscape Publishing LLC	Delaware
Atypon Systems LLC	Delaware
Madgex Inc.	Delaware
Profiles International, LLC	Texas
PIIEU Ltd	United Kingdom
Zyante Inc.	Delaware
John Wiley & Sons Canada Ltd	Canada
Consultants M Trois Inc	Canada
Wiley Publishing LLC	Delaware
Wiley India Private Ltd.	India
Wiley APAC Services LLP	India
WWL LLC	Delaware
Wiley Global Technology (Private) Limited	Sri Lanka
John Wiley & Sons Rus LLC	Russia
Wiley International LLC	Delaware
John Wiley & Sons (HK) Limited	Hong Kong
Wiley HK2 Limited	Hong Kong
Wiley Europe Investment Holdings, Ltd.	United Kingdom
Wiley Europe Ltd.	United Kingdom
Wiley Heyden Ltd.	United Kingdom
John Wiley & Sons, Ltd.	United Kingdom
E-Learning SAS	France
mThree Corporate Consulting Limited	United States
mThree Corporate Consulting Limited	United Kingdom
Atypon Systems Ltd UK	United Kingdom
John Wiley & Sons Singapore Pte. Ltd.	Singapore
John Wiley & Sons Commercial Service (Beijing) Co., Ltd.	China
Madgex Holdings Ltd	United Kingdom
Hindawi Limited	United Kingdom
Blackwell Science (Overseas Holdings)	United Kingdom
Wiley-VCH GmbH	Germany
Atypon GmbH	Germany
Ernst & Sohn GmbH	Germany
Wiley-VHCA AG	Switzerland
John Wiley & Sons A/S	Denmark
Wiley Publishing Japan KK	Japan
Wiley Publishing Australia Pty Ltd.	Australia
John Wiley and Sons Australia, Ltd.	Australia
J Wiley Ltd.	United Kingdom
CrossKnowledge Group Limited	United Kingdom

(1)	The names of other subsidiaries that would not constitute a significant subsidiary in the aggregate have been omitted.